Exhibit 99.1
VERIDIEN PROJECTS REVENUE IN EXCESS OF $3.6 MILLION FOR 2008; AN INCREASE OF 44% OVER EXPECTED 2007 REVENUE
VERIDIEN ANNOUNCES “4 PILLARS OF SUCCESS FOR 2008” TO EXPAND UPON RECORD 2007 SALES
LARGO, Fla.—(BUSINESS WIRE)—December 10, 2007—Veridien Corporation (OTCBB: VRDE) announced today its new marketing programs for its Infection Control products planned for 2008 called “4 Pillars Of Success”. Paul Dunnigan, VP-Marketing Group, described the four Pillars:
1.	Medical sales expansion supported by a new coast to coast sales representative network targeting Hospital buying groups, independent surgical centers and medical wholesale distributors. The network is scheduled to launch in January 2008 with 15 sales representatives and is expected to double by the end of 2008.

2.	Expanded sales programs to E. I DuPont de Nemours to achieve growth in First Responder and Industrial Safety markets.

3.	New “Employee Health and Safety” programs for large corporations and property management companies. The first installation will be in December 2007.

4.	Sales expansion into multiple markets, including spa and salon, fitness facilities, consumer marketing partnerships and hospitality markets.
Sheldon Fenton, CEO said “Veridien will continue to build upon its record sales in 2007 with focused marketing plans for each “Pillar”. Supported by a strategic sales representative network from coast to coast, we expect to achieve revenues in excess of $3.6 Million dollars in 2008. These revenues, on top of record sales expectations of $2.5 Million in 2007, are strong indicators of the potential for Veridien’s products in the marketplace.”

Veridien Sales:	2005 (actual)	$1,063,745
	2006 (actual)	$1,850,066
	2007 (expected)	$2,500,000
	2008 (projected)	$3,600,000 [in excess of]
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Forward-looking statements in this press release (identifiable by such words as “believes”, “expects”, “beginning”, “intended”, “planned”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward-looking statements.
About Veridien Corporation
For more information about Veridien Corporation and its investments in future technology, please visit: www.veridien.com and www.mycosol.com.
Contacts
Veridien Corporation, Largo
Cheryl Ballou
727-576-1600 x202

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